Exhibit 10.25
NOVELION THERAPUETICS INC.

NOVELION 2016 EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

Novelion Therapeutics Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Grantee”), an award (“Award”) consisting of the target number of performance Restricted Stock Units (“PSUs”) set forth below. Each PSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”), the Performance Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan, one Common Share, subject to adjustment pursuant to Section 16 of the Plan in respect of transactions occurring on or after the date hereof. The portion of the Award that may become vested and earned by Grantee will be determined in accordance with Schedule I to the Award Agreement. Unless otherwise defined in this Grant Notice or Award Agreement, defined terms shall have the meaning set forth in the Plan.
Grantee’s Name:

Grant Date:

Number of PSUs:

Performance Criteria:

Vesting Schedule:
By accepting the Award, Grantee agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice. Grantee has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of the Award Agreement, the Plan and this Grant Notice. Additionally, by accepting the Award, Grantee agrees that he or she has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus, copies of which have been made available to Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions arising under the Plan or relating to the PSUs.

NOVELION THERAPEUTICS Inc.

By:
    Linda Buono
    Senior Vice President, Human Resources, Novelion Therapeutics, Inc.

Accepted and agreed to:                 Date:

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Performance Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Restricted Stock Unit Award Agreement (the “Award Agreement”) is attached, Novelion Therapeutics Inc. (the “Company”) has granted to Grantee an award of performance Restricted Stock Units (“PSUs”) under the Company’s 2016 Equity Incentive Plan, as amended from time to time (the “Plan”).
ARTICLE I.
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.
1.2 Incorporation of Terms of Plan. PSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF PERFORMANCE RESTRICTED STOCK UNITS
2.1 Grant of PSUs. In consideration of Grantee’s service as an officer, employee or Consultant of the Company and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Grantee the target number of PSUs as set forth in the Grant Notice (the “Award”). Each PSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in the Grant Notice, this Award Agreement and the Plan, one Common Share, subject to adjustment pursuant to Section 16 of the Plan in respect of transactions occurring after the date hereof.
2.2 Earned PSUs. The portion of the PSUs that may be earned by the Grantee and the corresponding number of PSUs that may become Earned PSUs (as defined in Schedule I) following the end of an applicable performance period will be determined in accordance with Schedule I hereto, which Schedule I is incorporated by reference and made part of this Agreement.
2.3 Vesting Schedule. No portion of the Award is vested as of the date hereof. Subject to Section 2.4 below, to the extent the PSUs become earned PSUs hereunder, the Earned PSUs will vest and become nonforfeitable according to the vesting schedule set forth on the Grant Notice (the “Vesting Schedule”). Unless and until Earned PSUs have vested in the manner set forth in Article II hereof, Grantee will have no right to receive any Common Shares in respect of any such Earned PSUs.
2.4 Forfeiture, Termination and Cancellation upon Termination of Services.
(a) Termination of Service. Except to the extent contemplated in the Vesting Schedule, if applicable, or as otherwise set forth in subsection (b) below, upon Grantee’s Termination of Service for any reason, all unvested PSUs will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Grantee, or Grantee’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.
(b) Sale Event. Notwithstanding anything contained in an employment or similar individual agreement by and between the Company or its Affiliates and Grantee to the contrary, upon a Termination of Service by the Company without Cause or by Grantee for Good Reason within eighteen (18) months following a Sale Event that occurs on or after the Grant Date, to the extent the PSUs are then outstanding, (A) one hundred (100%) of the PSUs that are eligible to, but have not as of the termination date, become Earned PSUs, shall be deemed earned and will become immediately vested hereunder, and (B) one hundred percent (100%) of the Earned PSUs that are unvested as of the termination date will become immediately vested hereunder. For the avoidance of doubt, if a PSU is no longer eligible to become an Earned PSU in accordance with Schedule I (for example, because the performance criteria was not satisfied within the requisite performance period), such PSUs shall not be eligible to become earned and vested in accordance with this Section 2.4(b).
(c) For purposes of this Award Agreement:
i.“Cause” shall have the meaning set forth in the Grantee’s employment agreement with the Company for so long as such agreement remains in effect or, if there is no such agreement between the Grantee and the Company, shall mean: (A) Grantee’s failure (except where due to Disability), neglect, or refusal to perform in any material respect Grantee’s duties and responsibilities, (B) any act of Grantee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or its affiliates in any material respect, (C) Grantee’s conviction of, or plea of guilty or no contest to: (1) a felony or (2) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Grantee’s duties to the Company or otherwise result in material injury to the reputation or business of the Company, (D) the commission by Grantee of an act of fraud or embezzlement against the Company, or any other act that creates or reasonably could create negative or adverse publicity for the Company; (E)

any violation by Grantee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, (F) Grantee’s violation of federal or state securities laws, or (G) Grantee’s breach of any agreement between the Company or its affiliates and Grantee, including Grantee’s breach of any non-competition, non-solicitation, confidentiality or other restrictive covenant agreement with the Company.
ii.“Good Reason” shall have the meaning set forth in Grantee’s employment agreement with the Company for so long as such agreement remains in effect or, if there is no such agreement between the Grantee and the Company, shall mean: without Grantee’s consent, (A) a material diminution in Grantee’s title, duties, or responsibilities, (B) a material reduction in Grantee’s base salary (other than pursuant to an across-the-board reduction applicable to all similarly situated employees), (C) the relocation of Grantee’s principal place of employment more than fifty (50) miles from its current location, or (D) any material breach of a provision of this Award Agreement by the Company. Grantee may terminate his or her employment with Good Reason by providing the company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Grantee’s termination will be effective upon the expiration of such cure period. For the avoidance of doubt, if the Company so effect a cure, Good Reason shall be deemed not to exist and the notice of Good Reason by Grantee shall be deemed rescinded and of no force or effect.
iii.“Sale Event” shall have the meaning set forth in the Grantee’s employment agreement with the Company for so long as such agreement remains in effect or, if there is no such agreement between the Grantee and the Company: (A) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (B) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, or (C) the sale of all of the Stock of the Company to an unrelated person or entity.
2.5 Payment after Vesting.
(a) As soon as administratively practicable following the vesting of any Earned PSUs (but in no event later than March 15 of the year following the year in which the Earned PSUs become vested), the Company shall deliver to Grantee (or, in the event of the Grantee’s death or Disability, to the person to whom the Award has passed by will or the laws of descent and distribution or to Grantee’s legal guardian or representative, as applicable) a number of Common Shares equal to the number of Earned PSUs that vested on the applicable vesting date. Notwithstanding the foregoing, in the event Common Shares cannot be issued pursuant to Section 2.7(a) or (b) hereof, then the Common Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that Common Shares can again be issued in accordance with Sections 2.7(a) or (b) hereof.
(b) Grantee will be solely responsible for paying any applicable withholding taxes arising from the grant, vesting or settlement of any PSUs and any payment is to be in a manner satisfactory to the Company. Notwithstanding the foregoing, the Company will have the right to withhold from any amount payable to Grantee, either under the Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions (the “Withholding Obligations”). The Company may require Grantee, as a condition to the vesting or settlement of a PSU, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations, including, without limitation, requiring Grantee to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; (iii) deliver written instructions contemplated in Section 13.1(c) of the Plan, to effect a net settlement of Common Shares under a PSU in an amount required to satisfy any such Withholding Obligations; or (iv) pursuant to a transaction as contemplated in Section 13.1(b) of the Plan, cause such broker to withhold from the proceeds realized from such transaction the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.
Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if Grantee is an “executive officer” of the Company within the meaning of Section 13(k) of the U.S. Exchange Act, Grantee shall not be permitted to make payment with respect to any PSUs, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the U.S. Exchange Act.
The Company shall not be obligated to deliver any new certificate representing Common Shares to Grantee or Grantee’s legal representative or enter such Common Shares in book entry form unless and until Grantee or Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, provincial and local taxes applicable to the taxable income of Grantee resulting from vesting and settlement of PSUs into Common Shares.

2.6 Rights as Shareholder. Unless otherwise determined by the Committee, Grantee shall possess no incidents of ownership with respect to the Common Shares underlying the PSUs and deliverable hereunder unless and until such Common Shares are transferred to Grantee pursuant to the terms of the Plan and this Award Agreement.
2.7 Conditions to Delivery of Common Shares. Subject to Section 13.5 of the Plan, the Common Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Common Shares or issued Common Shares which have then been reacquired by the Company. Such Common Shares shall be fully paid and nonassessable.
(a) The Company shall not be required to issue or deliver any Common Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
iv.The completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;
v.The admission of such Common Shares to listing or quotation on the Exchange;
vi.The obtaining of any approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;
vii.the receipt from Grantee of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction;
(b) No fractional Common Shares shall be issued under this Award Agreement and any such fractional shares shall be eliminated by rounding down.
ARTICLE III.
OTHER PROVISIONS
3.1 Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Grantee, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the PSUs.

3.2 Adjustments upon Specified Events. Upon the occurrence of certain events relating to the Common Shares contemplated by Section 16.1 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Shares), the Committee shall make such adjustments as the Committee deems appropriate in the number of PSUs then outstanding and the number and kind of securities that may be issued in respect of the PSUs. Grantee acknowledges that the PSUs are subject to modification and termination in certain events as provided in this Award Agreement and Sections 15 and 16 of the Plan.
3.3 Grant is not Transferable. During the lifetime of Grantee, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the PSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the PSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or by operation of the laws of devolution or distribution and descent or pursuant to a qualified domestic relations order, as defined by the U.S. Code.
3.4 Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.5 Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office in Vancouver, B.C., and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the records of the Company or its Affiliate. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or Canada Post, as applicable.

3.6 Titles. The division of this Award Agreement into Sections and Articles and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Award Agreement or the Plan.
3.7 Governing Law; Severability. The laws of the Province of British Columbia shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.
3.8 Conformity to Securities Laws. Grantee acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all applicable provisions of the U.S. Securities Act and the U.S. Securities Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and applicable state and Canadian securities laws and regulations. This Award Agreement, the Plan, the granting of PSUs, earning of Earned PSUs and vesting of PSUs under the Plan and this Award Agreement, and the settlement and delivery of Common Shares hereunder are subject to compliance with all applicable federal, state, provincial, local and foreign laws, rules and regulations (including but not limited to state, provincial, federal and foreign securities law and margin requirements) and to such approvals by any stock exchange, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Award Agreement or the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, this Award Agreement, the Plan and the PSUs granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9 Suspension, Amendment or Termination. To the extent permitted by the Plan, this Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, provided, that, the Committee will not have the right, without the consent of the Grantee, to affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and/or rights of the Grantee under this Award Agreement (subject to any necessary adjustment pursuant to Article 16 of the Plan).
3.10 Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.
3.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Agreement, if Grantee is subject to Section 16 of the U.S. Exchange Act, the Plan, the PSUs and this Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the U.S. Exchange Act (including any amendment to Rule 16b-3 of the U.S. Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Award Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12 Not a Contract of Employment. Nothing in this Award Agreement or the Plan will confer upon Grantee any right to continue in the employ or service of or under contract with the Company or any Affiliate or affect in any way the right of the Company or any such Affiliate to terminate his or her employment or service at any time; nor will anything in this Award Agreement or the Plan be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Affiliate to extend the employment or the service of Grantee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Affiliate or any present or future retirement policy of the Company or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Affiliate.
3.13 Entire Agreement. The Plan, the Grant Notice and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, except for provisions of an employment agreement that cover the subject matter hereof.
3.14 Section 409A. The PSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Award Agreement, if at any time the Committee determines that the PSUs (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Grantee or any other person for failure to do so) to adopt such amendments to the Plan, this Award Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Neither the Company, nor any subsidiary, nor the Committee or Board, nor any person acting on behalf of the Company, any subsidiary, or the Committee or Board, shall be liable to Grantee or to the estate or beneficiary of Grantee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of the Grant Notice, this Award Agreement or any payment hereunder to satisfy the requirements of Section 409A.
3.15 Limitation on Grantee’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Grantee shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive Common Shares as a general unsecured creditor with respect to PSUs, as and when payable hereunder.
3.16 Election Under Section 83(b). Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Common Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.
3.17     Section 4985. If any amount payable or paid by the Company or any of its affiliates pursuant to this Agreement or otherwise to or for the benefit of Grantee becomes subject to the excise tax imposed by Section 4985 of the Code (including any interest, penalties or additions to tax relating thereto) (the “4985 Excise Tax”) by reason of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended), among QLT, Inc., Aegerion Pharmaceuticals, Inc. and certain other parties thereto, as reasonably determined by the Company, then the Company shall pay to Grantee (1) an amount equal to the 4985 Excise Tax, and (2) an amount (the “4985 Gross-up Payment”) equal to the amount necessary to put Grantee in the same net after-tax position (taking into account any and all applicable Federal, state, local and foreign income, employment, excise and other taxes) that Grantee would have been in if Grantee had not incurred any liability for taxes under Section 4985 of the Code.  Any determination regarding the amount of any payment or payments hereunder shall be made in writing by the Company’s independent accountants or other accounting or consulting firm selected by the Company, whose determination shall be conclusive and binding upon Grantee and the Company for all purposes.